                                                                    EXHIBIT 99.1

                                                                 [WILLIAMS LOGO]


NEWS RELEASE

NYSE: WMB

================================================================================

DATE:              March 7, 2002

CONTACT:            Ellen Averill                      Rick Rodekohr                      Richard George
                    Williams (media relations)         Williams (investor relations)      Williams (investor relations)
                    (918) 573-6476                     (918) 573-2087                     (918) 573-3679
                    ellen.averill@williams.com         rick.rodekohr@williams.com         richard.george@williams.com


                      WILLIAMS RAISES $275 MILLION IN SALE
      OF CUMULATIVE CONVERTIBLE PREFERRED STOCK TO BERKSHIRE HATHAWAY UNIT

         TULSA, Okla. - Williams [NYSE:WMB] has entered into an agreement for the sale of $275 million of a 9-7/8 percent cumulative convertible preferred stock to MEHC Investment, Inc., a wholly owned subsidiary of MidAmerican Energy Holdings Company, and a member of the Berkshire Hathaway family of companies.

         MEHC Investment will acquire 1,466,667 shares of the security at a purchase price of $187.50 per share, pursuant to a stock purchase agreement between the companies. Each share of the security is convertible into 10 shares of Williams common stock. The transaction, which is subject to certain conditions that include the closing of Williams' sale of its Kern River interstate gas pipeline business to MidAmerican, is expected to close before March 31.

         "We believe this equity investment, along with the additional steps we've taken or are in the process of taking, gives us a level of financial strength and flexibility comparable to, or better than, that which was the basis for the rating agencies' reaffirmation of our investment-grade credit ratings," said Keith Bailey, Williams chairman. "The fact that our newest long-term stockholder is viewed by many as being the most astute value investor in the market today, represents a strong endorsement of our strategy and our future prospects for solid business performance."

         "We are very pleased to make a significant investment in Williams," said David L. Sokol, MidAmerican chairman and chief executive officer. "Williams has consistently been one of the highest-quality players in the energy industry. We look forward to a long-term relationship with them."

         "I echo David's comments about a long-term relationship with Williams," said Warren E. Buffett, chairman and chief executive officer of Berkshire Hathaway Inc. "Williams has all the fundamentals in place -- solid assets, strong demand for its products and a reputation for excellent customer service."

Lehman Brothers acted as financial adviser to Williams in connection with the transaction.

ABOUT WILLIAMS

Williams, through its subsidiaries, connects businesses to energy, delivering innovative, reliable products and services. Williams' information is available at www.williams.com.

ABOUT MIDAMERICAN ENERGY HOLDINGS COMPANY

MidAmerican Energy Holdings Company, headquartered in Des Moines, Iowa, is a privately owned global energy provider. The company has 10,000 employees and provides electric and natural gas service to approximately 5 million customers. The company has approximately 10,000 net megawatts of diversified power generation under ownership, contract and in operation, construction and advanced development. Information on MidAmerican and its three principal business platforms, CalEnergy Generation, MidAmerican Energy, and Northern Electric, is available on the Internet at www.midamerican.com.

ABOUT BERKSHIRE HATHAWAY

Berkshire Hathaway Inc. is a holding company owning subsidiaries engaged in a number of diverse business activities. The most important of these is the property and casualty insurance business conducted on both a direct and reinsurance basis through a number of subsidiaries.

                                       ###


Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.